Exhibit 99.1
NATIONWIDE HEALTH PROPERTIES, INC.
ACQUIRES FIVE ADDITIONAL ON CAMPUS PACIFIC MEDICAL BUILDINGS
•	Aggregate Transaction Value of $211 Million
•	Initial NOI Yield of 7.6%, Excluding Pasadena (in lease up)
•	Assumed Debt of $105 Million at 5.8%, Maturing in 7.5 Years
•	590,000 Square Feet on Campuses of A-rated Healthcare Systems
NEWPORT BEACH, Calif., March 2, 2010 /PRNewswire-FirstCall/ — Nationwide Health Properties, Inc. (NYSE: NHP) today announced the acquisition of five additional medical office buildings, all located on the campuses of A-rated healthcare systems, from Pacific Medical Buildings LLC, a California limited liability company (“Pac Med”), and certain of its affiliates, as follows:
Mission Viejo, California. A 65% interest in a joint venture with Mission Hospital Regional Medical Center in a 140,000 square foot facility in Mission Viejo, California for an aggregate of $67.3 million, including the assumption of $48.1 million of debt, $14.2 million of cash and $5.0 million in units of limited partnership interest.
Orange, California. A 69% interest in a joint venture with physicians associated with St. Joseph Hospital of Orange in a 130,000 rentable square foot facility in Orange, California for an aggregate of $62.3 million, including the assumption of $50.2 million of debt, $8.1 million of cash and $4.0 million in units of limited partnership interest.
Pasadena, California. A 71% interest in a 190,000 square foot facility in Pasadena, California through a joint venture with an entity affiliated with Pac Med, in which NHP contributed $13.5 million of cash to the joint venture and provided a $56.5 million mortgage loan, of which $49.8 million has been funded, and a $3.0 million mezzanine loan. NHP has entered in to an agreement under which it may acquire the remaining interest in the joint venture in the future if certain conditions are met.
San Bernardino, California. The remaining 55% interest in an entity affiliated with Pac Med that owns two medical office buildings totaling 130,000 square feet in San Bernardino, California, for $2.6 million of cash and the assumption of $6.2 million of debt.
PMB Real Estate Services, a 50/50 joint venture between NHP and Pac Med, will continue as the property manager for all facilities.

Nationwide Health Properties, Inc. is a real estate investment trust (REIT) that invests primarily in healthcare real estate in the United States. As of December 31, 2009, the Company’s portfolio of properties, including mortgage loans and properties owned by unconsolidated joint ventures, totaled 576 properties among the following segments: 279 senior housing facilities, 197 skilled nursing facilities, 82 medical office buildings, 11 continuing care retirement communities and 7 specialty hospitals. For more information on Nationwide Health Properties, Inc., visit our website at http://www.nhp-reit.com.
CONTACT:
Abdo H. Khoury
Chief Financial and Portfolio Officer
Nationwide Health Properties, Inc.
(949) 718-4400

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